Exhibit 99.2

CALL-Q3 2016 MAGICJACK VOCALTEC LTD EARNINGS CALL

NOVEMBER 9, 2016 / 10:00PM GMT

CORPORATE PARTICIPANTS
Jose Gordo magicJack VocalTec Communications Ltd. - CFO
Jerry Vento magicJack VocalTec Communications Ltd. - CEO

CONFERENCE CALL PARTICIPANTS
Greg Burns Sidoti & Co. - Analyst
Ray McDonough Oppenheimer & Co. - Analyst

PRESENTATION

Operator

Good day. Welcome to the magicJack VocalTec third quarter 2016 earnings results conference call. As a reminder, today's conference is being recorded.

At this time, I'd like to turn the conference over to Jose Gordo, Chief Financial Officer. Please go ahead, sir.

 Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Thank you, operator. Good afternoon and welcome to the magicJack second (sic -- third) quarter earnings call. I am Jose Gordo, CFO. With me on the call today is Gerald Vento, President and CEO.

During the call, we will make statements related to our business that may be considered forward-looking in nature under federal securities laws. These securities (sic -- statements) reflect our current views regarding the future only as of today, and should not be reflected upon as representing our views as of any subsequent date.

These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For a discussion of the material risks and other important factors that could affect our actual results, please refer to our quarterly report on Form 10-Q, which was filed today, November 9th, 2016, with the SEC.

Also during the course of today's call, we will refer to certain non-GAAP financial measures. There is a reconciliation schedule showing GAAP versus non-GAAP results currently available in our press release, issued after the close of the market today, which is located on our website at www.vocaltec.com.

With that, I will turn the call over to Jerry.

 Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

 Great. Thanks, Jose, and good afternoon, everyone.

Turning to our financial results and significant events for the consumer business in the quarter, revenue for the quarter was $21.6 million. Our renewal revenue was $14.5 million, representing 67% of our consumer revenue base. Device activations were 102,000 for the quarter, and relatively consistent with Q2.

We ended the quarter with 2.21 million device subscribers. We reported average monthly churn of 2.4%, which is the lowest for the company since we began tracking this metric. And we had adjusted EBITDA of $9.2 million for the quarter, which was above our expectations due to our focus on cost controls.

We also generated free cash flow of approximately $6.7 million; ended the quarter with $51.5 million in cash and cash equivalents and no debt on a consolidated basis. And this is the 21st consecutive quarter of the company generating positive free cash flow.

In Q3, our consumer business performed well, highlighted by our ability to report a low churn rate, stabilization in activations, strong profitability, and ongoing traction with our organic growth initiatives. Specifically, we have continued to see contributions from our app initiative, as we ended Q3 with over 200,000 paid app subs, up from over 130,000 in Q2 and 70,000 at the end of Q1.

Regarding our ongoing focus on optimizing efficiencies and cost controls, we're pleased that through ongoing promos we sold more units of the GO on the Internet in Q3 2016 than in Q3 of 2015 or 2014. This, combined with our lower media spend, resulted in our ability to achieve a cost per activation in Q3 of $3.32, among the lowest of any quarter in the history of our company.

We also began the process of moving our customer service call center to the US from overseas, which we expect to yield an improved customer experience and cost savings over time.

We will continue to evaluate further overhead savings opportunities across the business, including approximately $800,000 in additional annualized savings which we have identified and will be implemented by the end of Q4. These efforts underscore our focus on cost control initiatives, as we remain committed to operate the consumer business to maximize profit and free cash flow.

Turning to Broadsmart, while the timing of closing larger deals impacted revenue during the third quarter, we continue to be pleased about the growing pipeline of opportunities. By way of example, our pipeline includes a growing number of large multimillion dollars opportunities, including active pilots with two large North American businesses with thousands of locations, both of which represent a significant monthly recurring revenue opportunity.

So, as a result of these large opportunities, we believe we are well positioned for growth next year and believe that the Broadsmart business has the potential to create meaningful shareholder value over the next 24 months.

Turning to our internal SMB initiative, we continued to make progress with the rollout of magicJack for Business during the third quarter. Specifically during Q3, we launched our second product offering, Premium, which expanded our feature set to include some of the more popular features like auto attendant and virtual fax.

In addition, we launched the first version of our innovative customer portal, which we believe will simplify the setup and feature management experience for our customers. And we continue to expand our SMB marketing funnel to drive more efficient customer acquisition.

Now turning to Telefonica and Movistar in Mexico, in Q3 we're pleased with the progress of our unlimited inbound calling service from the US to Mexico, as we ended the quarter with over 45,000 paid subscribers, up from 35,000 in Q2. In addition, in October we completed the technical implementation for outbound calling and are working with Movistar on a go-to-market plan.

We're pleased with this development, and believe that by having the ability to offer customers both inbound and outbound service may lead to improved growth in Mexico and other Latin American countries.

And as a reminder, we do not expect to have any material marketing spend associated with customers added through this service for the time being, as we plan to continue to leverage Telefonica's push notification platform. We continue to anticipate gross margins for this organic service to be high and in line with our consumer business.

Finally, on Hotelijack, during the third quarter we successfully installed a number of hotels and continue to aggressively target over 900 hotels in our pipeline. As a reminder, our addressable market for this initiative is currently over 15,000 US hotels, to which we are marketing a low cost dial tone service solution that replaces their current more expensive service.

It's also important to note that we are still at the initial stages of this multiyear growth opportunity. So, as a result, we currently have not included any material revenue contribution in our forecast for 2016 from our hotel initiative.

In the fourth quarter, we intend to explore other verticals that we can sell a Hotelijack like product into. And as a reminder, the Hotelijack solution was fully developed internally and leverages our proprietary softswitch assets and CLEC network. As a result, we don't have any licensing fees associated with this service offering or any other verticals we may enter into using these same assets.

And with that, let me turn the call back to Jose.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Thank you, Jerry. Good afternoon, everyone. Our third quarter financial performance was highlighted by strong EBITDA and operating cash flow in our consumer business, continued profitability in our Broadsmart subsidiary, lower than forecasted SMB cash spend, and relatively measured spending on organic initiatives, which are starting to show some progress.

Starting with the consumer business, we generated total GAAP net revenues of $21.6 million for the quarter. Revenues from magicJack device sales were $2.8 million, a decrease of 12% compared to the second quarter.

Renewal revenue for the quarter was $14.5 million, which accounted for 67% of our consumer business revenue. Gross margin during the quarter was in line with prior quarter at 67%. Network expense for the quarter was $2.9 million, a decrease of 11% from the prior quarter as we continue to realize the P&L benefits of having shut off free mobile app users earlier this year.

Total operating expenses decreased to $5.7 million compared to $8.3 million in the second quarter, primarily as a result of a mark-to-market adjustment of the Broadsmart earn-out receivable, and a $600,000 decrease in legal and professional fees. Without the earn-out adjustment, our total operating expenses would have been approximately $7.7 million for the quarter.

Our cost per activation was $3.32 versus $7.25 last quarter.

Turning to profitability, our GAAP operating income was $8.7 million as compared to $7.1 million in the prior quarter. Adjusted EBITDA was $9.2 million, as compared to $8.5 million in the second quarter.

Turning to Broadsmart, we generated total GAAP net revenues of $2.9 million in the quarter, compared to $3 million in the prior quarter.

Total operating expenses decreased to $900,000, as compared to $1.2 million in the prior quarter, primarily as a result of lower stock-based compensation and other personnel related costs. Adjusted EBITDA for the period was in line with the prior quarter at $0.5 million.

Just to provide some additional color, Broadsmart sells through a traditional indirect channel which includes VARs and other distributors. That channel produces smaller but steady pipeline opportunities that provide consistent, somewhat predictable sales, and has performed relatively well in 2016.

Broadsmart also sells via a direct channel through two proprietary strategic partners it has contracts with. These partners bring high quality larger opportunities to provide hosted voice and/or SIP trunk services to businesses with dozens, hundreds, and sometimes thousands of locations in multiple geographies, usually involving complex rollouts.

These large revenue opportunities were a significant differentiator for Broadsmart when we made the acquisition. These are the opportunities that have been slower in closing in 2016, as Jerry mentioned earlier, so we have not yet seen the resulting sizeable nonrecurring revenue and subsequent monthly recurring revenue hit our P&L.

That said, we believe that the delays with these opportunities relate primarily to timing, and the majority of them remain in the pipeline. The Broadsmart pipeline remains strong today, with well of $20 million in total contract value in active opportunities.

We believe Broadsmart will be well positioned to begin closing some of these larger pipeline opportunities in 2017, and we are targeting 20% plus growth in Broadsmart revenue next year.

Additionally, we are pleased that we have completed the technical engineering work to begin migrating Broadsmart customers onto the magicJack network. Once we complete this transition in Q1 2017, we believe we will realize cost synergies of approximately $40,000 to $50,000 per month.

And finally for our SMB business, operating expenses for the quarter were approximately $3 million, as compared to $2.2 million in the prior quarter. The increase was primarily attributable to marketing expenses and personnel related costs as we ramped operations and advertising.

We have been able to leverage internal magicJack management, technical personnel, and other resources to assist our SMB segment this year. As a result, we have only spent $4.4 million in cash on the SMB initiative as of the end of Q3 2016. We are now forecasting spending approximately $7.5 million in cash on the SMB initiative for the full year 2016 instead of the $10 million we originally forecasted.

On a consolidated basis, we generated total GAAP net revenues of $24.6 million for the quarter. Operating income for the quarter was $5.4 million, consistent with the second quarter.
Turning to income taxes, our effective income tax rate for the second (sic -- third) quarter was approximately 40.6%. Excluding the impact of discrete tax items this quarter, our effective income tax rate for the third quarter would have been 37.1%. On a year-to-date basis, our effective tax rate before discrete items is 34.7%.

GAAP diluted earnings per share for the quarter was $0.21 based on 15.9 million weighted average diluted shares outstanding. Non-GAAP net income per share for the quarter was $0.29 based on 15.9 million weighted average diluted shares outstanding. Consolidated operating cash flow for the quarter was $4.9 million, and for the quarter we reported consolidated adjusted EBITDA of $7 million.

Turning to our balance sheet, as of September 30th, we had cash and cash equivalents of $51.5 million and no debt. Our deferred revenues decreased quarter-over-quarter to $95.1 million from $97.9 million.

We continue to identify potential areas for cost reductions to maximize cash flow from the consumer business. As Jerry mentioned, beginning in Q2 we launched an aggressive initiative to revamp customer care. We expect this project to be implemented over the next several quarters, and we plan to break out any material costs separately.

We continue to generate solid operating cash flow. With over $51 million of unrestricted cash on our balance sheet as of the end of Q3, we have substantial flexibility to utilize cash to enhance shareholder value.

Turning to how we view the impact of our growth initiatives on our P&L, we are making significant investments in two initiatives that are diversifying us away from our consumer business, Broadsmart and SMB.

Both of these are targeting business voice customers, an industry segment that is growing and where we believe our low cost infrastructure and other core assets bring significant value. From a P&L standpoint, we believe that both of these initiatives have the potential to drive material revenue and EBITDA growth over the next 24 months.

With respect to our other organic growth initiatives, the magicJack Connect app, Hotelijack, and Telefonica, they have the following in common. We've not included any material revenue in our current forecast. They have not required significant investment of capital or the addition of material overhead. They leverage either our consumer business or our proprietary core assets, and any incremental cash flow they generate we expect will have strong contribution margins, which will enhance our overall operating leverage.

Before turning to guidance, we wanted to provide an update on our plans to re-domesticate the parent company to the US. We continue to evaluate the appropriate structure for the re-domestication, and plan to have an update on next quarter's call.

Turning to our financial outlook for the full year 2016, we are projecting 2016 revenues of approximately $97 million, inclusive of our consumer business and Broadsmart revenues. This is slightly below the lower end of our prior full year revenue guidance of $100 million, primarily due to the delay in closing larger Broadsmart pipeline opportunities, as discussed earlier.

The consumer business revenue forecast includes no material revenue for the new magicJack Connect app, SMB, Hotelijack, or the Telefonica initiative. The Broadsmart revenue and EBITDA forecast for full year 2016 is approximately $12 million and $3.3 million respectively, of which we estimate that approximately $9.2 million and $2.2 million respectively will be recognized during the year, since the acquisition closed mid March.

We are increasing our 2016 adjusted EBITDA guidance for the consumer business for the full year to $33 million from the previous target of $30 million. With approximately $2.2 million in adjusted EBITDA from Broadsmart and approximately negative $10 million for the SMB initiative, we are forecasting consolidated 2016 EBITDA of approximately $25 million.

With that, we would like to open up the call for questions.

QUESTION AND ANSWER

Operator

 Thank you. (Operator instructions.) Greg Burns, Sidoti & Company.

Greg Burns - Sidoti & Co. - Analyst

I was hoping to get just maybe a little bit more color on the delays you're seeing with some of the projects at Broadsmart. How much of that is coming from customers versus maybe your bandwidth or your ability to kind of service those larger deals?

Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

Greg, I would say it has nothing to do with bandwidth. When we closed the transaction in the spring, one of the first things that occurred were some of the bigger multinational customers with hundreds to thousands of locations essentially pausing and really wanting to know whether there was going to be continuity at Broadsmart, meaning were we going to continue to have Todd and Tom, for example, the two founders of that company, with us after acquisition.

That has been put to rest. They're working very diligently to move forward some really big transactions. And as I said in my comments, we have two very, very large pilot projects that are moving forward from hundreds of locations to thousands of locations.

What we are finding is that these transactions take more time than we probably first anticipated. Why is that? Because of the nature of the bigness of these projects. For example, in one case we had a pilot going relatively early summer. That pilot went well. That pilot has now been extended to more locations, not only here but in Canada.

And so, it's a function of the nature of the locations, the complexity of what Broadsmart is doing, and the bigness of closing these transactions. The fact is, as I think Jose mentioned in his remarks, there's really two sides to the business. Broadsmart has a relatively well-oiled, predictable small business operation, and those deals are closing as scheduled.

What has delayed some of the revenue recognition for 2016 is the fact that the larger transactions, having nothing to do with our bandwidth, really nothing to with the transition from Broadsmart to a combination of Broadsmart/magicJack, they're just taking longer. And part of that was, as I said, the pause that occurred when some of those big customers wanted to know, well, who's going to be there after closing? So, those are some of the things that we're experiencing.

But the good news from our perspective, and Jose and I see this on a weekly basis, the pipeline is north of $20 plus million. We haven't dropped any material prospects out of the pipeline since we closed that transaction in the spring. In fact, we've added to the pipeline.

And that's a -- I think that's a credit to Todd and Tom really grinding it out on a day-to-day basis, primarily in the field selling to these large companies, reinforcing the fact that there's continuity there, that sales, engineering, and operations have the same skill set, and actually, with magicJack, more bandwidth to do more for those customers. So, I think we feel pretty comfortable with the growth prospects for Broadsmart going into 2017.

Greg Burns - Sidoti & Co. - Analyst

Okay. I guess in regards to that growth, I guess Jose mentioned a 20% type number. But if all these larger deals -- I mean, that's decent growth relative to the market. But if all these larger type deals are supposed to layer in -- begin layering in next year, shouldn't we really be expecting higher growth out of that business?

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Greg, the short answer is maybe. I think we want to be conservative in our forecasting, and it's hard to know exactly when these deals are going to hit. And they get pushed off for a month for whatever reason sometimes. We've experienced that already here and there.

So, the way we'll probably -- we haven't finalized the budget for next year yet, and obviously we'll be talking about 2017 guidance on the next call. But I think, yes, if we have some of these big opportunities start to really hit, we could certainly see growth north of that number. But I think we'll try to be somewhat conservative, given the fact that it's a little unpredictable exactly as to timing when they'll come in.

Greg Burns - Sidoti & Co. - Analyst

Okay. And now switching over to Mexico, what now needs to be done to implement the inbound/outbound? And can you just give us a reminder what the addressable subs are for you in Mexico, and then also what the service costs currently with just the inbound calling and then maybe what the incremental revenue might be from adding outbound calling?

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Sure. The first question is the technical side of the outbound is essentially completed on our end. So, we made our timeline there. However, right now we're working through with Telefonica on the go-to-market strategy.

So, I don't have an exact timing. There's a lot of work being done on both sides right now and it's very active. But I can't tell you exactly when it'll launch. Obviously, we'd like to do it this year for sure in the fourth quarter.

In terms of total available subs, I think we've talked about a number for them of total subs being just north of 20 million. Obviously, all of those are not frequent US callers. I don't think we've publicly disclosed that number, and I'm not sure if they want us to.

But in Mexico, I can tell it's a meaningful chunk of their customer base that we're going to be targeting with the combined inbound and outbound solution. And maybe on a future -- on the next call we can get a little more granular.

And then in terms -- what was your third question, the ARPU there?

Greg Burns - Sidoti & Co. - Analyst

Yes. What does the service currently cost and will it be -- the outbound add to that number?

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

It's about roughly the equivalent of $2.00 a week or $8.00 a month. And we get just a little bit less than 50% of that revenue in our revenue share.

And the good news about that offering, again, it's early and it's not yielding material financial results yet, but there's two things. First, our costs are very low. Right now the utilization is reasonable by the customers and so our gross margins look pretty strong on that offering.

And the second thing is we've already begun starting to talk to the other countries. So, now that we've gone through the technical work and really taken the time to do this, hopefully we can roll out to other countries sooner rather than later. We don't have a timeframe on that yet, but we're working on it.

Greg Burns - Sidoti & Co. - Analyst

Okay. Does adding outbound -- will that just be an incremental service, like giving the subscribers kind of more bang for their buck, or will they have to pay additional for that?

 Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

We haven't -- that's part of the go-to-market discussions we're having right now. Personally, I think we feel that the margin is good enough that we could maybe not increase the price, but we'll probably do some A/B testing and see what's best for adoption.

Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

 It's a pretty good value proposition, Greg. And you see that we increased the number of subscribers, not in a material way but that's without any push notifications. It's really without a lot of prompting on our part, because we wanted to wait until both outbound and inbound was ready.

And once Telefonica started to see that number go from the low 20,000s to 30,000 and now in the 40,000-ish range, they got pretty excited and they finished their IT work on their own platform. And so, now we're really ready to test to see whether we can start boosting these numbers in a meaningful way and also an economic way, because push notifications don't cost us anything and it's pretty much all upside.

Greg Burns - Sidoti & Co. - Analyst

Okay. Thank you.

Operator

Ray McDonough, Oppenheimer.

Ray McDonough - Oppenheimer & Co. - Analyst

Hey, guys. Thanks for taking the questions, just a little bit on the housecleaning side. Did you mention that EBITDA on the consumer business was $9.2 million? And then I just saw in your press release you had a $2 million benefit from an asset I guess you marked-to-market, just kind of some color around that.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Sure. Yes, that's right, Ray, $9.2 million in adjusted EBITDA from the consumer business, which was a very strong quarter obviously. And also, I'll just take the opportunity to note that the $6.6 million in cash flow we generated in the consumer business was -- we're very pleased with that number as well.

I think you may know that typically we generate -- the highest generating quarter in terms of cash is usually Q1. We actually generated $6.5 million this year in Q1 of cash, and in Q3 we did $6.6 million. So, we were pleased with that.

On the $2 million item, so what happened there was there is an earn-out in the Broadsmart deal. And based on where the numbers were tracking through Q3, we had to make an accounting conclusion as to the likelihood of that earn-out being paid out. And the -- it's pretty binary.

Ray McDonough - Oppenheimer & Co. - Analyst

Sure.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

The numbers are hit and the earn-out is earned or not. So, our view was that that is unlikely to happen at this point. From an accounting standpoint, it's actually remote. And so, we picked that up in income. It's sort of an odd accounting rule, but I think we treated it properly.

And we excluded it from EBITDA, so we didn't take credit for it from an EBITDA standpoint, but it is flowing through our income statement this quarter. And from a cash perspective, once the year comes and goes, we would expect to -- that cash to be returned back to our balance sheet.

Ray McDonough - Oppenheimer & Co. - Analyst

Sure, that makes a ton of sense. And then shifting over to the Broadsmart business, I think revenue last quarter was $3 million, correct me if I'm wrong, and it looks to have declined a little bit sequentially. Has there been any additional churn, I guess, in the quarter? And how has churn kind of held up here as you integrated the business? Has it been kind of consistent from historical levels, or has there been any change?

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Not much change. Churn has been very, very low in that business. We're going to probably start putting out some more granular metrics on churn for them, and things like revenue per customer and seats per customer at some point.

But to answer your question, no, not a lot. Obviously, to the extent we start closing some of the larger opportunities that are not through the indirect channel, that are through the two strategic partners, we would expect to have meaningful nonrecurring revenue recognitions in terms of one-time installations with equipment roll out and so on, and then obviously hope that the MRR of subsequent starts clicking up as well. But to answer your question, no, no meaningful churn.

Ray McDonough - Oppenheimer & Co. - Analyst

Great. And then just on the consumer business, I think this is the second quarter of a pretty nice decline in churn. You were at 2.5% last quarter. You went to 2.4%. Can you talk a little bit about some of the initiatives that maybe you've put in place more so this quarter? Is there anything different? Obviously you've cut a good amount of cost out of that business, and declines in the sub base on a net basis have also decelerated. So, do you think we're hitting a stabilization point in terms of those declines? And do you think churn here is sustainable?
Jerry Vento - magicJack VocalTec Communications Ltd. - CEO

I do think we're hitting our stride. I do think that it's sustainable. We might even be able to improve some.

But we've got a constant campaign of reengagement on with our existing customer base. It's very much what we talked about on previous calls. And now with the transition of care back to the US, we have a modicum of agents right now in training in the US.

And what we're really attempting to do there is to get to a single chat resolution and, even before you get to a chat, getting to a portal where a significant amount of your questions can be answered. The ultimate objective, obviously, is to put a bear hug around those customers and keep them for as long as we can.

And we see pretty decent trends with the early trials going on in the US with respect to duration of chats. And we'll have more to say about that on the next call, but I think you should think about churn being able to be sustained in the range we're in right now. And hopefully we can make some more improvements.

Ray McDonough - Oppenheimer & Co. - Analyst

Great. And that was it from my end. I appreciate the color.

Operator

That concludes today's question and answer session. I will now turn the call back to management for any additional or closing remarks.

Jose Gordo - magicJack VocalTec Communications Ltd. - CFO

Look forward to talking to everyone on the next call. Thank you.

Operator

That concludes our conference for today. Thank you for your participation.